Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion and the incorporation by reference in this Registration Statement of Peerstream, Inc. on Amendment No. 1 to Form S-1 (File No. 333-226003) of our report dated March 22, 2018, with respect to our audits of the consolidated financial statements of PeerStream, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement and appearing in the Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 3, 2018